Exhibit 99.1

COMMUNITY HEALTH SYSTEMS ANNOUNCES DEFINITIVE AGREEMENT

TO SELL THREE FLORIDA HOSPITALS TO TAMPA GENERAL HOSPITAL

FRANKLIN, Tenn. (July 24, 2023) – Community Health Systems, Inc. (NYSE: CYH) announced today that subsidiaries of the Company have signed a definitive agreement to sell 120-bed Bravera Health Brooksville in Brooksville, Florida, 128-bed Bravera Health Seven Rivers in Crystal River, Florida, 124-bed Bravera Health Spring Hill in Spring Hill, Florida, and their associated assets to Tampa General Hospital and certain of its affiliates for cash consideration of $280 million, excluding anticipated purchase price adjustments for net working capital and the amount of capital leases assumed by the buyer. Total cash consideration to be received, inclusive of these items, is estimated to be approximately $290 million.

The transaction is expected to close later this year, subject to customary regulatory approvals and closing conditions.

The divestiture of these hospitals is among the additional potential transactions highlighted on the Company’s first quarter 2023 earnings call.

About Community Health Systems, Inc.

Community Health Systems, Inc. is one of the nation’s largest healthcare companies. The Company’s affiliates are leading providers of healthcare services, developing and operating healthcare delivery systems in 43 distinct markets across 15 states. CHS subsidiaries own or lease 77 affiliated hospitals with approximately 13,000 beds and operate more than 1,000 sites of care, including physician practices, urgent care centers, freestanding emergency departments, occupational medicine clinics, imaging centers, cancer centers and ambulatory surgery centers. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.” The Company’s headquarters are located in Franklin, Tennessee, a suburb south of Nashville. More information about the Company can be found on its website at www.chs.net.

Media Contacts:

Community Health Systems

Tomi Galin, 615-628-6607

Executive Vice President, Corporate Communications, Marketing and Public Affairs

Investor Contacts:

Community Health Systems

Kevin Hammons, 615-465-7000

President and Chief Financial Officer

Anton Hie, 615-465-7012

Vice President – Investor Relations

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